Exhibit 99.1

Pier 1 Imports, Inc. Announces Fourth Quarter and Fiscal Year Sales

  Fourth Quarter Comparable Store Sales Increase of 10.3%
  Fiscal Year Comparable Store Sales Increase of 9.5%

FORT WORTH, Texas--(BUSINESS WIRE)--March 1, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the fourth quarter and fiscal year ended February 25, 2012.

Fourth Quarter Highlights

  Comparable store sales increase of 10.3% versus last year’s increase of 8.9%; three-year cumulative comparable store sales increase of 25.7%
  Gross profit expected to be approximately 45.5% of sales versus 42.8% of sales last year
  Earnings per share expected to be in a range of $1.03 - $1.04 (fully taxed) and a range of $0.47 - $0.48 before the net tax benefit resulting from the anticipated reversal of the Company’s valuation allowance

Comparable store sales for the fourth quarter ended February 25, 2012 increased 10.3% compared to last year’s comparable store sales increase of 8.9% for the fourth quarter ended February 26, 2011. Total sales for the quarter improved 11.8% to $477 million compared to $427 million in the year-ago quarter. For the fiscal year ended February 25, 2012, total sales increased 9.8% to $1.534 billion from $1.396 billion last fiscal year. Comparable store sales increased 9.5% for the fiscal year compared to a comparable store sales increase of 10.9% last fiscal year. Merchandise margins remained strong in the fourth quarter and will be approximately 59.5% of sales compared to last year’s fourth quarter merchandise margins of 58.4% of sales. Gross profit is expected to be approximately 45.5% of sales for the fourth quarter versus 42.8% of sales for the fourth quarter last year. Fourth quarter earnings per fully diluted share are expected to be in a range of $1.03 - $1.04 (fully taxed) and a range of $0.47 - $0.48 before the net tax benefit resulting from the anticipated reversal of the Company’s valuation allowance. Last year’s fourth quarter reported earnings were $0.48 per share (minimally taxed).

Alex W. Smith, President and Chief Executive Officer, commented, “Fiscal 2012 has been another excellent year for Pier 1 Imports and we are delighted to end our year with strong fourth quarter sales results. Merchandise margins remained strong throughout the quarter and will be approximately 59.5% of sales. Our spring, outdoor and Easter product assortments are pacing ahead of last year and we feel very confident this momentum will carry into the first quarter as we start our new fiscal year.”

Institutional Investor Conferences

The Company announced today that it is participating in the Goldman Sachs New York Small Cap One-on-One Summit being held today at the Waldorf Astoria Hotel in New York, New York. Cary Turner, Executive Vice President and Chief Financial Officer, will provide a general update on the Company’s business. The Company also announced that it is participating in the Raymond James Institutional Investors Conference being held March 4th – 7th at the JW Marriott Orlando Grande Lakes Hotel. Alex W. Smith, President and Chief Executive Officer, and Cary Turner, Executive Vice President and Chief Financial Officer, will make a presentation on March 5th during which they will provide a general update on the Company’s business.

Fourth Quarter and Fiscal Year Results and Conference Call Information

The Company will announce fiscal 2012 fourth quarter and fiscal year financial results prior to market open on April 5, 2012 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 53773293.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400